EXHIBIT 99.1

United-Guardian Reports Strong First Quarter Earnings

HAUPPAUGE, N.Y., May 6, 2010 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) today reported that earnings for the first quarter of 2010 came in at a very strong $0.22 per share, just $0.01 short of the company's record quarterly earnings. Sales for the quarter were down from $3,895,143 to $3,576,915, which was due primarily to a temporary decrease in sales to one of the company's medical products customers. Those sales are expected to return to normal levels during the rest of the year.

Ken Globus, President of United-Guardian, stated, "We are very pleased to report another very profitable quarter, with earnings reaching near-record levels. We did experience a decline in sales due to a temporary suspension of purchases of one of our medical products by a customer that had made unusually large purchases in the first half of 2009. That had been done in order to build-up inventory prior to relocating its manufacturing facility. Sales to that customer have now resumed, and are expected to resume normal levels during the remainder of the year."

Mr. Globus continued, "We have begun to see increased demand for our personal care ingredients coming from Europe, and expect this to continue as the European economies improve. We are also experiencing a continuing increase in sales of our medical lubricants, with Asia expected to be a growing market for us."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE FIRST QUARTER ENDED
MARCH 31, 2010 and MARCH 31, 2009

	THREE MONTHS ENDED
	MARCH 31,
	2010	2009

Net sales	$3,576,915	$3,895,143
Costs and expenses	2,032,616	2,256,304
Income from operations	1,544,299	1,638,839
Other income	92,270	91,602
Income from operations before income taxes	1,636,569	1,730,441
Provision for income taxes	540,725	575,200
Net Income	$1,095,844	$1,155,241
Earnings per common share (basic and diluted):	$.22	$.23
Weighted average shares – basic and diluted	4,946,439	4,946,439

** Additional financial information can be found at the company's web site at www.u-g.com.**

CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900